Exhibit 8.1

[Gómez-Pinzón Abogados S.A. letterhead]

July 26, 2010

GPZ-0396-10

Bancolombia S.A.,
Carrera 48 No. 26- 85 Avenida Los Industriales,
Medellín,
Colombia.

Ladies and Gentlemen:

We have acted as special Colombian counsel of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the public offering and registration under the United States of America (the “United States”) Securities Act of 1933 (the “Act”) of U.S.$620,000,000 aggregate principal amount of 6.125 % Subordinated Notes due 2020 (“Notes”) of the Bank. We hereby confirm to you that our opinion is as set forth under the heading “Tax considerations – Colombian Tax Considerations” in the Prospectus Supplement dated July 19, 2010 (“Prospectus Supplement”) relating to the offering of the Notes, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-168077)  as Exhibit 8.1 thereto. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ GOMEZ-PINZON ZULETA ABOGADOS S.A.